EXHIBIT 99

CONTACT:    Ralph J. Vaclavik
            President Casinos, Inc.
            St. Louis, Missouri  63102
            314-622-3018

                                                         FOR IMMEDIATE RELEASE


                     SUBSIDIARY OF PRESIDENT CASINOS, INC.
                            FILES FOR REORGANIZATION

  ST. LOUIS, MISSOURI, April 19, 2001 -- President Casinos, Inc. (OTC:PREZ) announced today that its indirectly owned subsidiary, President Broadwater Hotel, LLC had filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Mississippi. President Broadwater Hotel, LLC owns the Broadwater Hotel property in Biloxi, Mississippi, together with an adjoining golf course, on a total of approximately 260 acres. In addition, President Broadwater Hotel, LLC is the landlord with respect to the President Casinos' Mississippi gaming subsidiary, leasing to it the use of the marina adjoining the Broadwater Hotel.

  It is anticipated that this filing will impact the holder of approximately $37 million of first mortgage indebtedness related to the Broadwater property due to the Company's inability to timely repay the principal amount of the loan at maturity. The bankruptcy is not expected to impact any parties doing business with the Biloxi casino. It also is not expected to affect the employment relationships at the Broadwater or amenities provided to the hotel's guests and customers of the Mississippi gaming operations. In addition, no impact is anticipated on either the Missouri gaming company or the parent, President Casinos, Inc.

  President Casinos, Inc. previously reached a tentative agreement with a substantial majority of its bondholders with respect to debt related to the parent company and is pursuing plans to repay this debt.

  John S. Aylsworth, President and Chief Operating Officer said, "While we regret having to reorganize the President Broadwater Hotel subsidiary under a court-overseen process, we have not yet been able to realize the value inherent in our Biloxi property. We are continuing to pursue this effort. We remain confident that the value of the property in Biloxi exceeds any liabilities that may be associated with it and given a sufficient period of time, we believe we will be able to realize fully the value of the Biloxi property. Meanwhile, operations in St. Louis continue to improve, with gaming revenues for the first full three months (January through March) at our new location, up 19% over the prior year, and with March 2001 the highest gaming revenue month in our history."

  President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri north of the Gateway Arch.

  This press release may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to the Company; inability to restructure existing debt obligations; difficulties in expanding into new business activities; and other risks described in the Company's SEC filings, including the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2000, as amended, and the Company's subsequent Reports on Form 10-Q for the quarters ended May 31, 2000, August 31, 2000 and November 30, 2000, all of which risks are incorporated by reference into this press release.

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